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                                                                    EXHIBIT 99.2

                      WPT Enterprises, Inc. Recent Results

         Financial and operating data discussed below for the three and six months ended July 4, 2004, in the opinion of management, include all adjustments (consisting of normal recurring accruals) for a fair presentation of such information. The results of operations data presented for three and six months ended July 4, 2004 are not necessarily indicative of the results of operations for the full 2004 fiscal year.

                                                     Six Months Ended            Three Months Ended
                                                     ----------------            ------------------
                                              June 29, 2003   July 4, 2004   June 29, 2003  July 4, 2004
                                              -------------   ------------   -------------  ------------

Revenues ...................................   $  3,503,630   $  8,858,279   $  2,953,630   $  4,718,647
                                               ------------   ------------   ------------   ------------
Gross Margin ...............................      1,413,592      3,741,028      1,783,398      2,073,087
Expenses:
     Selling and Administrative ............        706,655      1,965,084        401,428      1,163,721
     Depreciation ..........................         39,225         66,711         21,270         32,837
                                               ------------   ------------   ------------   ------------
Earnings (Loss) from Operations ............        667,712      1,709,233      1,360,700        876,529
Interest (Income) Expense ..................         73,784         30,410         37,252        (10,731)
                                               ------------   ------------   ------------   ------------
Net Earnings (Loss) ........................   $    593,928   $  1,678,823   $  1,323,448   $    887,260
                                               ============   ============   ============   ============
Net Earnings (Loss) per Common
     Share--Basic ..........................   $        .05   $        .12   $        .10   $        .06
                                               ============   ============   ============   ============
Net Earnings (Loss) per Common
     Share--Diluted ........................   $        .04   $        .10   $        .08   $        .06
                                               ============   ============   ============   ============
Weighted Average Common Shares
     Outstanding--Basic ....................     13,066,667     13,946,667     13,360,000     14,240,000
                                               ------------   ------------   ------------   ------------
Dilutive Effect of Restricted Stock ........      1,997,440      1,398,400      1,797,440      1,198,400
Dilutive Effect of Stock Options ...........        932,053        652,053        838,720        558,720
                                               ------------   ------------   ------------   ------------
Weighted Average Common Shares
     Outstanding--Diluted ..................     15,996,160     15,997,120     15,996,160     15,997,120
                                               ============   ============   ============   ============

         Total revenues were $8.9 million for the six months ended July 4, 2004 compared to $3.5 million for the comparable period in the prior year. Revenues for the current and prior year periods were derived primarily from license fees related to the World Poker Tour series. The increase in revenue is primarily due to higher per episode license fees received from the Travel Channel for our Season Two programming and a greater number of episodes delivered to the Travel Channel during the six months ended July 4, 2004, compared to the per episode license fee for our Season One programming and the number of episodes delivered to the Travel Channel during the comparable 2003. Also contributing to the increase for the 2004 period was revenue of approximately $0.9 million resulting from our licensing, sponsorship and merchandising activities, compared to no significant revenue from such activities during the comparable 2003 period.

         Our production costs increased from $2.1 million for the six months ended June 29, 2003 to $5.1 million for the six months ended July 4, 2004. The increase was also due to a greater number of episodes being delivered to the Travel Channel during the 2004 period compared to the comparable 2003 period. Productions costs for the six months ended June 29, 2003 excluded a significant amount of costs related to episodes delivered in that period that were expensed as incurred prior to the signing of the Travel Channel contract in March 2003. The gross margins were comparable for the respective six month periods due to higher per episode license fees during the 2004 period that were offset by the exclusion of production costs in the comparable 2003 period.


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         Our net income for the six months ended July 4, 2004 was approximately
$1.7 million, with basic earnings of $.12 per share and diluted earnings of $.10 per share. This compares with net income of approximately $594,000, with basic earnings of $.05 per share and diluted earnings of $.04 per share, for the six months ended June 29, 2003.

         Total revenues were $4.7 million for the three months ended July 4, 2004, compared to $3.0 million in the prior year period. Revenues for the 2004 second quarter and comparable prior year periods were primarily derived from license fees related to the World Poker Tour television series. The increase in revenue is primarily due to higher per episode license fees received from the Travel Channel for episodes delivered during the three months ended July 4, 2004, partially offset by fewer episodes delivered during the 2004 period than during the comparable 2003 period. Also contributing to the increase for the second quarter of 2004 was revenue of approximately $0.5 million that resulted from our licensing, sponsorship and merchandising activity, compared to no significant revenue from such activities during the second quarter of 2003.

         Our production costs increased from $1.2 million for the three months ended June 29, 2003 to $2.6 million for the three months ended July 4, 2004. Production costs for the three months ended June 28, 2003 excluded a significant amount of costs related to episodes delivered in that period that were expensed as incurred prior to the signing of the Travel Channel contract in March 2003. This resulted in a gross margin of 60% for the three months ended June 29, 2003 compared to 44% for the three months ended July 4, 2004.

         Our net income for the three months ended July 4, 2004 was approximately $887,000, and basic and diluted earnings were $.06 per share. This compares with net income of $1.3 million, with basic earnings of $.10 per share and diluted earnings of $.08 per share, for the three months ended June 29, 2003. The decrease was due to the unusually high gross margin for the three months ended June 29, 2003 and an additional $750,000 of general and administrative expenses for the three months ended July 4, 2004.